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                                                                    Exhibit 20.3

GLOBIX CORPORATION ANNOUNCES CLOSING OF $600 MILLION 12.5% SENIOR NOTES OFFERING

NEW YORK, February 8, 2000 - Globix Corporation (NASDAQ: GBIX) today announced that it has closed its offering of $600 million principal amount, 12.5% Senior Notes due 2010. As previously announced, the proceeds of this offering will be used to purchase any and all of the Company's 13% Senior Notes due 2005 under the terms of a tender offer launched today. The proceeds will also be used to further expand the Company's data centers and network infrastructure and for general corporate purposes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company's filings with the Securities and Exchange Commission.